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Exhibit (a)(1)(T)

FOR IMMEDIATE RELEASE

For more information, contact Building Materials Corporation of America at 973-317-5960

BMCA ACQUISITION SUB INC. INCREASES CASH
TENDER OFFER FOR ELKCORP TO $43.50 PER SHARE

January 23, 2007—Building Materials Corporation of America ("BMCA"), North America's largest roofing manufacturer, which operates under the name GAF Materials Corporation announced that BMCA Acquisition Sub Inc., an indirect wholly-owned subsidiary of BMCA, today increased its offer to purchase all the outstanding shares of common stock of ElkCorp from $42.00 to $43.50 per share cash consideration. The tender offer is scheduled to expire at 12:00 Midnight, New York City time, on February 14, 2007.

The tender offer materials filed with the SEC will be amended to reflect this higher offer. The complete terms and conditions of the offer are set forth in the Offer to Purchase, copies of which can be obtained by contacting the information agent, D.F. King & Co., Inc. at (888) 628-9011. Bear, Stearns & Co. Inc. is acting as of the dealer manager and The Bank of New York is acting as the depositary. Willkie Farr & Gallagher LLP is acting as legal advisor to BMCA, BMCA Acquisition Inc. and BMCA Acquisition Sub Inc.

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BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

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THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF ELKCORP COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT BMCA ACQUISITION SUB INC. WILL SHORTLY BE DISTRIBUTING TO ELKCORP'S STOCKHOLDERS AND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED

MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT BMCA ACQUISITION SUB INC. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

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FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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BMCA ACQUISITION SUB INC. INCREASES CASH TENDER OFFER FOR ELKCORP TO $43.50 PER SHARE